Exhibit 99.1
Atkore International Group Inc. Announces Third Quarter 2020 Results

•Ending cash balance of $237.3 million; net cash provided by operating activities of $156.0 million; free cash flow of $130.4 million
•Diluted earnings per share of $0.49; Adjusted net income per diluted share of $0.67
•Net income of $24.1 million; Adjusted EBITDA of $63.7 million
•Full-year Net Sales, Adjusted EBITDA and Adjusted net income per diluted shared expected to be down approximately 10% compared to prior year

HARVEY, IL. — August 4, 2020 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2020 third quarter ended June 26, 2020.

“I’m pleased to announce Atkore delivered solid results despite challenging economic conditions caused by the COVID-19 pandemic,” commented Bill Waltz, Atkore President and Chief Executive Officer. “Our team’s strong operational focus and disciplined cost control measures enabled the business to meet our responsibilities to customers and increase our cash balance by $100 million this quarter.”

Waltz continued, “Despite these recent market disruptions, our team remains focused on executing our strategy and business priorities to support the long-term sustainability and growth of the business, while ensuring the health and safety of all of our employees.

Our adherence to the Atkore Business System combined with strong financial management will continue to enable us to effectively manage through this challenging period of global uncertainty to meet customers’ needs and to drive shareholder value.”

2020 Third Quarter Results

	Three months ended
(in thousands)	June 26, 2020	June 28, 2019	Change	% Change
Net sales
Electrical Raceway	$286,046	$373,229	$(87,183)	(23.4)%
Mechanical Products & Solutions	99,487	120,596	(21,109)	(17.5)%
Eliminations	(634)	(334)	(300)	89.8%
Consolidated operations	$384,899	$493,491	$(108,592)	(22.0)%

Adjusted EBITDA
Electrical Raceway	$57,455	$76,721	$(19,266)	(25.1)%
Mechanical Products & Solutions	12,243	20,595	(8,352)	(40.6)%
Unallocated	(5,975)	(8,835)	2,860	(32.4)%
Consolidated operations	$63,723	$88,481	$(24,758)	(28.0)%

Net sales decreased by $108.6 million, or 22.0%, to $384.9 million for the three months ended June 26, 2020, compared to $493.5 million for the three months ended June 28, 2019. The decrease in net sales is primarily attributed to $102.3 million of lower volume attributed predominantly to the impacts of COVID-19. The Company saw volume declines primarily in the armored cable and fittings and the metal electrical conduit and fittings product categories within the Electrical Raceway segment and the construction services and barbed tape product categories within the MP&S segment. Additionally, net sales decreased $9.1 million due to lower average selling prices resulting from lower input costs of steel and resin. The decrease in net sales was partially offset by increased sales of $5.1 million from the acquisition of the assets of United Structural Products, LLC. ("US Tray") and Rocky Mountain Pipe ("Cor-Tek") and the acquisition of Flytec Systems Ltd. and its parent holding company, Modern Associates Ltd., in fiscal 2019 (together, the "2019 acquisitions").

Exhibit 99.1
Gross profit decreased by $30.3 million, or 24.0%, to $95.8 million for the three months ended June 26, 2020, as compared to $126.1 million for the prior-year period. Gross margin decreased to 24.9% for the three months ended June 26, 2020, as compared to 25.6% for the prior-year period. Gross profit declined primarily due to lower volume as a result of the impacts of COVID-19.

Net income decreased by $12.5 million, or 34.1%, to $24.1 million for the three months ended June 26, 2020 compared to $36.6 million for the prior-year period primarily due to lower gross profit, partially offset by lower selling, general and administrative expenses and lower interest expense.

Adjusted EBITDA decreased by $24.8 million, or 28.0%, to $63.7 million for the three months ended June 26, 2020 compared to $88.5 million for the three months ended June 28, 2019. The decrease was primarily due to lower gross profit.

Diluted earnings per share prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") was $0.49 for the three months ended June 26, 2020, as compared to $0.75 in the prior-year period. Adjusted net income per diluted share decreased by $0.37 to $0.67 for the three months ended June 26, 2020, as compared to $1.04 in the prior year period. The decrease in diluted earnings per share and adjusted net income per share is primarily attributed to lower gross profit, partially offset by lower selling, general and administrative expenses and lower interest expense.

Segment Results

Electrical Raceway

Net sales decreased by $87.2 million, or 23.4%, to $286.0 million for the three months ended June 26, 2020 compared to $373.2 million for the three months ended June 28, 2019. The decrease in net sales is primarily driven by $87.6 million in lower volume attributed primarily to impacts of COVID-19. The Electrical Raceway segment saw volume declines in the armored cable and fittings and the metal electrical conduit and fittings product categories. Additionally net sales decreased $3.6 million due to lower average selling prices resulting from lower input costs of steel and resin. The decrease in net sales was partially offset by the 2019 acquisitions, which contributed $5.1 million in sales for the three months ended June 26, 2020.

Adjusted EBITDA for the three months ended June 26, 2020 decreased by $19.3 million, or 25.1%, to $57.5 million from $76.7 million for the three months ended June 28, 2019. Adjusted EBITDA margins decreased to 20.1% for the three months ended June 26, 2020 compared to 20.6% for the three months ended June 28, 2019. The decrease in Adjusted EBITDA was largely due to lower volume, partially offset by the benefit of lower material costs in excess of declines in average selling prices, operational efficiencies and cost reductions in response to COVID-19, and the contributions from the 2019 acquisitions

Mechanical Products & Solutions ("MP&S")

Net sales decreased by $21.1 million, or 17.5%, for the three months ended June 26, 2020 to $99.5 million compared to $120.6 million for the three months ended June 28, 2019. The decrease is primarily attributed to lower volume of $14.7 million primarily attributed to the impacts of COVID-19 and certain one-time projects in the prior year period within the construction services and barbed tape product categories. Additionally, net sales decreased due to lower average selling prices resulting from the lower input cost of steel of $5.5 million.

Adjusted EBITDA decreased by $8.4 million, or 40.6%, to $12.2 million for the three months ended June 26, 2020 compared to $20.6 million for the three months ended June 28, 2019. Adjusted EBITDA margins decreased to 12.3% for the three months ended June 26, 2020 compared to 17.1% for the three months ended June 28, 2019. The Adjusted EBITDA decrease is primarily due to the lower volume and the mix of products sold in the prior year period, partially offset by cost reductions in response to COVID-19.

Full-Year 2020 outlook

The Company is currently estimating fiscal year 2020 Net Sales, Adjusted EBITDA and Adjusted net income per diluted share to be down approximately 10% compared to fiscal year 2019.

Exhibit 99.1
Reconciliations of the forward-looking full-year 2020 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, August 4, 2020, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (833) 968-2233 (domestic) or (825) 312-2056 (international). The call will be available for replay until August 18, 2020. The replay can be accessed by dialing (800) 585-8367 for domestic callers, or for international callers, (416) 621-4642. The passcode for the live call and the replay is 8193781.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,900 people at 65 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.
Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1
A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 22, 2019 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: widespread outbreak of diseases, such as the recent novel coronavirus (COVID-19) pandemic; declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; changes in foreign laws and legal systems, including as a result of Brexit; recent and future changes to tax legislation; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1
Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, income tax expense (benefit), restructuring charges, stock-based compensation, certain legal matters, transaction costs, gain on purchase of a business and other items, such as inventory reserves and adjustments, and realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted earnings per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net sales	$384,899	$493,491	$1,288,001	$1,414,828
Cost of sales	289,086	367,357	943,741	1,061,350
Gross profit	95,813	126,134	344,260	353,478
Selling, general and administrative	46,159	59,049	164,734	171,778
Intangible asset amortization	8,026	7,868	24,210	24,278
Operating income	41,628	59,217	155,316	157,422
Interest expense, net	9,421	12,789	30,605	38,277
Other income, net	(543)	(1,228)	(2,462)	(3,422)
Income before income taxes	32,750	47,656	127,173	122,567
Income tax expense	8,672	11,106	29,112	29,513
Net income	$24,078	$36,550	$98,061	$93,054

Net income per share
Basic	$0.50	$0.77	$2.03	$1.95
Diluted	$0.49	$0.75	$1.99	$1.90

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 26, 2020	September 30, 2019
Assets
Current Assets:
Cash and cash equivalents	$237,309	$123,415
Accounts receivable, less allowance for doubtful accounts of $3,410 and $2,608, respectively	268,354	315,353
Inventories, net	201,933	226,090
Prepaid expenses and other current assets	47,938	34,679
Total current assets	755,534	699,537
Property, plant and equipment, net	242,654	260,703
Intangible assets, net	261,876	285,684
Goodwill	186,609	186,231
Right-of-use assets, net	38,682	—
Deferred tax assets	1,115	577
Other long-term assets	5,307	4,263
Total Assets	$1,491,777	$1,436,995
Liabilities and Equity
Current Liabilities:
Accounts payable	$101,399	$150,681
Income tax payable	2,009	2,157
Accrued compensation and employee benefits	25,160	35,770
Customer liabilities	36,105	44,983
Lease obligations	11,565	—
Other current liabilities	53,248	53,943
Total current liabilities	229,486	287,534
Long-term debt	846,145	845,317
Long-term lease obligations	27,913	—
Deferred tax liabilities	18,701	19,986
Other long-term tax liabilities	740	3,669
Pension liabilities	31,390	34,509
Other long-term liabilities	13,207	13,044
Total Liabilities	1,167,582	1,204,059
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 47,259,994 and 46,955,163 shares issued and outstanding, respectively	474	471
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	484,613	477,139
Accumulated deficit	(118,395)	(200,396)
Accumulated other comprehensive loss	(39,917)	(41,698)
Total Equity	324,195	232,936
Total Liabilities and Equity	$1,491,777	$1,436,995

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 26, 2020	June 28, 2019
Operating activities:
Net income	$98,061	$93,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,524	54,061
Deferred income taxes	(1,645)	1,882
Stock-based compensation	9,302	8,936
Amortization of right-of-use assets	10,995	—
Loss on disposal of property, plant and equipment	6,456	—
Other adjustments to net income	4,668	3,857
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	44,809	(4,190)
Inventories	22,129	5,032
Accounts payable	(45,699)	(11,218)
Other, net	(48,581)	(31,235)
Net cash provided by operating activities	156,019	120,179
Investing activities:
Capital expenditures	(25,590)	(21,611)
Insurance proceeds for properties and equipment	789	—
Acquisition of businesses, net of cash acquired	—	(83,385)
Other, net	45	(194)
Net cash used in investing activities	(24,756)	(105,190)
Financing activities:
Borrowings under credit facility	—	39,000
Repayments under credit facility	—	(39,000)
Repayments of short-term debt	—	(20,980)
Issuance of common stock	(1,821)	5,232
Repurchase of common stock	(15,011)	(24,419)
Other, net	(85)	(105)
Net cash used for financing activities	(16,917)	(40,272)
Effects of foreign exchange rate changes on cash and cash equivalents	(452)	(645)
Increase (decrease) in cash and cash equivalents	113,894	(25,928)
Cash and cash equivalents at beginning of period	123,415	126,662
Cash and cash equivalents at end of period	$237,309	$100,734
Supplementary Cash Flow information
Capital expenditures, not yet paid	$713	$767

Free Cash Flow:
Net cash provided by operating activities	$156,019	$120,179
Capital expenditures	$(25,590)	$(21,611)
Free Cash Flow:	$130,429	$98,568

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net income	$24,078	$36,550	$98,061	$93,054
Interest expense, net	9,421	12,789	30,605	38,277
Income tax expense	8,672	11,106	29,112	29,513
Depreciation and amortization	18,316	17,760	55,524	54,061
Restructuring charges	474	709	3,339	3,181
Stock-based compensation	1,656	4,120	9,302	8,936
Transaction costs	122	76	179	363
Other (a)	984	5,371	2,317	8,213
Adjusted EBITDA	$63,723	$88,481	$228,439	$235,598

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	June 26, 2020			June 28, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$286,046	$57,455	20.1%	$373,229	$76,721	20.6%
Mechanical Products & Solutions	99,487	12,243	12.3%	120,596	20,595	17.1%
Eliminations	(634)			(334)
Consolidated operations	$384,899			$493,491

	Nine months ended
	June 26, 2020			June 28, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$967,127	$206,630	21.4%	$1,070,149	$212,585	19.9%
Mechanical Products & Solutions	322,796	45,041	14.0%	345,599	48,903	14.2%
Eliminations	(1,922)			(920)
Consolidated operations	$1,288,001			$1,414,828

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net income	$24,078	$36,550	$98,061	$93,054
Stock-based compensation	1,656	4,120	9,302	8,936
Intangible asset amortization	8,026	7,868	24,210	24,278
Other (a)	984	5,371	2,317	8,213
Pre-tax adjustments to net income	10,666	17,359	35,829	41,427
Tax effect	(2,667)	(4,253)	(8,957)	(10,150)
Adjusted net income	$32,078	$49,656	$124,933	$124,331

Diluted weighted average common shares outstanding	47,819	47,557	48,089	47,735
Net income per diluted share	$0.49	$0.75	$1.99	$1.90
Adjusted net income per diluted share	$0.67	$1.04	$2.60	$2.60

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.

Exhibit 99.1
ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 26, 2020		March 27, 2020		December 27, 2019		September 28, 2019		June 28, 2019		March 29, 2019
Short-term debt and current maturities of long-term debt	$—		$—		$—		$—		$—		$—
Long-term debt	846,145		845,694		845,243		845,317		884,503		884,095
Total debt	846,145		845,694		845,243		845,317		884,503		884,095
Less cash and cash equivalents	237,309		137,202		$164,135		123,415		100,734		51,498
Net debt	$608,836		$708,492		$681,108		$721,902		$783,769		$832,597

TTM Adjusted EBITDA (a)	$317,249		$342,007		$332,095		$324,408		$306,656		$294,839

Total debt/TTM Adjusted EBITDA	2.7	x	2.5	x	2.5	x	2.6	x	2.9	x	3.0	x
Net debt/TTM Adjusted EBITDA	1.9	x	2.1	x	2.1	x	2.2	x	2.6	x	2.8	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 27, 2020 can be found in Exhibit 99.1 to form 8-K filed May 5, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 27, 2019 can be found in Exhibit 99.1 to form 8-K filed February 4, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 28, 2019 can be found in Exhibit 99.1 to form 8-K filed August 7, 2019 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 29, 2019 can be found in Exhibit 99.1 to form 8-K filed May 7, 2019 and is incorporated by reference herein.  The reconciliation of Adjusted EBITDA for the year ended September 30, 2019 can be found in Exhibit 99.1 to form 8-K filed November 22, 2019 and is incorporated by reference herein.

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended June 26, 2020:

	TTM	Three months ended
(in thousands)	June 26, 2020	June 26, 2020	March 27, 2020	December 27, 2019	September 30, 2019
Net income	$144,058	$24,078	$39,193	$34,790	$45,997
Interest expense, net	$42,801	$9,421	$10,564	$10,620	$12,196
Income tax expense	$45,217	$8,672	$13,100	$7,340	$16,105
Depreciation and amortization	$73,810	$18,316	$18,478	$18,730	$18,286
Restructuring charges	$3,962	$474	$2,645	$220	$623
Stock-based compensation	$12,164	$1,656	$4,523	$3,123	$2,862
Transaction costs	$1,016	$122	$6	$51	$837
Gain on purchase of a business	$(7,384)	$—	$—	$—	$(7,384)
Other(a)	$1,605	$984	$(1,503)	$2,836	$(712)
Adjusted EBITDA	$317,249	$63,723	$87,006	$77,710	$88,810

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.